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                                                                        Ex. 10.2

                         THE GENERAL CHEMICAL GROUP INC.
                           LONG TERM INCENTIVE PROGRAM

                            EFFECTIVE JANUARY 1, 2002





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                               Table of Contents

Section                                                                     Page
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
Section 1  Introduction..................................................    1

Section 2  Definitions...................................................    1

           2.1 Definitions...............................................    1

           2.2 Gender and Number.........................................    3

Section 3  Eligibility and Participation - Non-Compete...................    3

Section 4  Units Subject to Plan and Grants..............................    4

Section 5  Establishment of Award Pools..................................    4

           5.1 Award Pool................................................    4

           5.2 Interest..................................................    5

Section 6  Participation in and Distribution of Award Pools..............    5

           6.1 Participation in Award Pools..............................    5

           6.2 Distribution of Award Pools...............................    5

           6.3 Value of Award Payments...................................    6

           6.4 Accelerated Vesting and Payment Following a Change
               In Control................................................    6

           6.5 Time of Payment...........................................    7

           6.6 Forfeitures...............................................    7

Section 7  Plan Administration...........................................    7

           7.1 Powers of the Board.......................................    7

           7.2 Records and Reports.......................................    8

Section 8  Amendment and Modification of Plan............................    8


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
Section 9  Miscellaneous Provisions......................................    8

           9.1 Nontransferability of Awards..............................    8

           9.2 No Guarantee of Employment or Participation...............    8

           9.3 Tax Withholding...........................................    9

           9.4 Indemnification...........................................    9

           9.5 Creation of Trust.........................................    9

           9.6 Governing Law.............................................    10

           9.7 Entire Agreement..........................................    10

Exhibit A  Change in Control


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                         THE GENERAL CHEMICAL GROUP INC.
                           LONG TERM INCENTIVE PROGRAM

                                    Section 1

                                  Introduction

The purpose of the Long Term Incentive Plan ("LTIP") is to provide financial incentives to select key employees of The General Chemical Group Inc. and its subsidiaries and joint ventures in which it participates, by giving them an interest in any profit improvement of The General Chemical Group Inc. Participation in the Program will be evidenced by the grant of a unit interest in Award Pools created relative to each award.

                                    Section 2

                                   Definitions

2.1. Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

     a) "Active Employee" means an employee who is employed by The General Chemical Group Inc. or any subsidiary thereof, but does not include any such employee who is on an inactive status.

     b) "Award Pool" means an Award Pool created pursuant to Section 5.1

     c) "Board" means the Board of Directors of The General Chemical Group Inc.

     d) "Cause" means a Participant's (i) willful and continued failure to substantially perform the duties ordinarily performed by a person in the Participant's position or such other duties assigned to him (other than due to physical or mental illness) after receiving written notice of his specific failure to perform those duties, (ii) willful engagement in conduct which is


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materially injurious to the Company's or any Subsidiary's business or reputation, (iii) intentionally pursuing interests substantially adverse to the interests of the Company or its subsidiaries or (iv) conviction of a felony.

     e) "Change in Control" is defined per Exhibit A.

     f) "Company" means The General Chemical Group Inc. and its subsidiaries, including specifically, General Chemical Industrial Products, Inc. and its successors and assigns and any company controlled by the Existing Shareholders which shall acquire more than 50% of their assets.

     g) "Adjusted EBITDA" means the operating profit or loss of the Company as determined in accordance with GAAP plus (i) the aggregate depreciation, amortization and other non-cash expenses deducted in computing such operating profit or loss; plus (ii) any item classified as unusual or non-recurring loss or charge; minus (iii) any item classified as an unusual or non-recurring gain; minus (iv) minority interest; minus (v) the minority interest equity ownership position in General Chemical (Soda Ash) Partners ("GCSAP") multiplied by GCSAP's depreciation and amortization; minus (vi) total capital expenditures adjusted for GCSAP's minority interest.

     h) "Effective Date" means January 1, 2002.

     i) "Existing Shareholders" means those individuals and charitable foundations who/which, as of the Effective Date, are shareholders of The General Chemical Group Inc., their present or future spouses and descendants and any trusts established for the benefit of any of the foregoing, and their legal representatives or any charitable foundation established by such persons.


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     j) "Good Reason" shall have the meaning given to such term by the Board as constituted prior to a Change in Control (see Exhibit A attached hereto).

     k) "Participant" means any employee who participates in the Plan pursuant to Section 3 and following his death, his estate.

     l) "Plan" means The General Chemical Group Inc. Long Term Incentive
Program.

     m) "Total Disability" means a medically determinable physical or mental impairment which (i) can be expected to result in death or which has lasted or can be expected to last for a continuing period of not less than 12 months, and
(ii) renders a Participant unable to engage in any substantial gainful activity.

     n) "Units" means a contractual right, subject to the terms and conditions of the Plan, to receive a cash payment from an Award Pool, as provided in
Section 6.

2.2 Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

                                    Section 3

                          Eligibility and Participation

From time to time, the Company's President and CEO will submit to the Board or its Compensation Committee a recommendation detailing the Plan's Participants and each Participant's level of participation in the Plan. The Board will have sole authority to approve such recommendations. Participation in the Plan will be evidenced by Units.


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After a Change in Control, the Board may do nothing which would dilute or adversely impact the Participants' interests, and the number and identity of Participants and their interests then existing shall be frozen unless forfeited in accordance with Subsection 6.6 below.

                                    Section 4

                        Units Subject to Plan and Grants

The maximum number of Units available for grant under the Plan for each Award Pool shall be at the discretion of the Board. The Board may grant Units, including Units which have been forfeited pursuant to Section 6.6, to any Active Employee in such amounts as it shall determine at any time prior to the first payment date for the Award Pool to which they relate. Any grant of Units hereunder shall be subject to the terms and conditions of the Plan and such other terms and conditions not inconsistent with the Plan as the Board shall determine.

                                    Section 5

                          Establishment of Award Pools

5.1 Award Pool. A separate Award Pool shall be established for each calendar year beginning with the calendar year 2002. The amount credited to each Award Pool shall be equal to 20% of the change in the Company's Adjusted EBITDA versus the prior calendar year. Award Pools will be positive in years when Adjusted EBITDA increases and negative in years when Adjusted EBITDA decreases. The audited financial reports for the Company for a respective calendar year will be the source documents for each Award Pool determination.


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5.2 Interest. Each Award Pool that has a positive balance shall be increased on the last day of each calendar quarter and, in the case of any Award Pool created prior to a Change in Control, on the day on which a Change in Control occurs (if such day is other than the last day of a calendar quarter) by an amount equal to interest at the prime rate announced for such date by Citibank, N.A. on the balance credited to such Award Pool on such date. After a Change in Control, each Award Pool created prior to a Change in Control will be increased by the earnings of the trust established pursuant to Section 9.5.

                                    Section 6

                Participation in and Distribution of Award Pools

6.1 Participation in Award Pools. Each Participant shall be eligible to participate in the respective Award Pool created for a calendar year based on the number of Units granted to such Participant with respect to such Award Pool provided, that, such Participant is a Participant on December 31 of such calendar year. The amount payable shall be determined in accordance with Sections 6.3 or 6.4.

6.2 Distribution of Award Pools. One half of the amount credited to an Award Pool for calendar year 2002 shall become payable on March 1, 2003, one-third of the amount credited to such Award Pool shall become payable on March 1, 2004, and the balance of the amount credited to such Award Pool shall become payable on March 1, 2005. All Award Pools created subsequent to calendar year 2002 shall be payable one-third on the March 1st following creation, one-third on the first anniversary of the initial one-third payment, and one-third on the second anniversary of the initial one-third payment.


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6.3 Value of Award Payments. On any Award Pool Payment Date (a "Payment Date") a
Participant who is eligible to receive a distribution from an Award Pool shall receive an amount equal to (a) the amount payable on such Payment Date from the Award Pool multiplied by (b) the number of Units granted to such Participant with respect to such Award Pool and divided by (c) the total number granted with respect to the specific Award Pool being valued and which have not been forfeited in accordance with Subsection 6.6 below.

     On any Payment Date with multiple Award Pool payments, positive Award Pool payments will be reduced by negative Award Pool payments. If a negative Award Pool payment exceeds the combined positive Award Pool payments, then the distribution to a Participant will be zero.

6.4 Accelerated Vesting and Payment Following Retirement, Disability, Death and a Change in Control.

     6.4.1. Vesting. (a) If a Participant's employment is terminated following a Change in Control (i) by the Company without Cause at any time following such Change in Control, or (ii) by the Participant for Good Reason at any time following such Change in Control or (b) a Participant's employment if terminated by reason of (i) retirement at or after age 62 and with the approval of the Board, (ii) Total Disability or (iii) death, then following a Change in Control such Participant shall receive an immediate distribution of the then remaining balance credited from each Award Pool with respect to which the Participant is eligible to participate pursuant to Section 6.1.

     6.4.2. Payment. A Participant described in Section 6.4.1 shall be entitled to receive, with respect to each Award Pool described in Section 6.4.1, an amount equal to (a) the then remaining balance credited to each such Award Pool multiplied by (b) the number of Units


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

granted to such Participant with respect to such Award Pool and divided by (c) the number of Units granted with respect to the specific Award Pool being valued and which have not been forfeited in accordance with Subsection 6.6 below.

6.5 Time of Payment. All payments with respect to Units shall be made to a Participant in cash within thirty (30) days following the date on which such portion becomes payable hereunder.

6.6 Forfeitures. Except as provided in section 6.4.1, a Participant shall forfeit his Units following either a termination of his employment for Cause by the Company, or his voluntary termination of employment.

                                    Section 7

                               Plan Administration

7.1 Powers of the Board. The Board shall have the authority to determine the employees who shall participate in the Plan, the number of Units for each Award Pool to be awarded to each Participant, which other transactions, not expressly contemplated herein, may give rise to the creation of an Award Pool and the amount to be credited to such Award Pool, and generally to interpret and administer the Plan in accordance with its purpose. Neither the Board nor any member thereof, nor the Company, shall be liable for any action or determination made in good faith with respect to the Plan or the rights of any person under the Plan. The determination of the Board as to any disputed question shall be final, binding and conclusive for all purposes and upon all persons. Following a Change in Control, the Board shall administer the Plan in the same manner as it was administered prior to such Change in Control.


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7.2 Records and Reports. The Company shall maintain records showing each grant of Units under the Plan and shall keep in convenient form such data as may be necessary for the effective operation of the Plan. Units awarded shall be recorded by written instruments in such form as the Board shall from time to time approve and shall be communicated to Participants. Prior to the end of any year in which a payment relative to an Award Pool occurs, the Company shall furnish a statement to each Participant showing the status of his participation with respect to each such Award Pool.

                                    Section 8

                       Amendment and Modification of Plan

The Board at any time and from time to time may amend or modify the Plan. Notwithstanding the foregoing, no amendment or modification of the Plan shall in any manner adversely affect a Participant's rights with respect to any Units granted under the Plan for a particular Award Pool, without the prior written consent of such Participant holding such Units.

                                    Section 9

                            Miscellaneous Provisions

9.1 Nontransferability of Awards. Units granted under the Plan shall not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

9.2 No Guarantee of Employment or Participation. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or


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affiliate of the Company. No employee shall have a right to be selected as a
Participant, or, having been so selected, to receive any additional grant of Units.

9.3 Tax Withholding. The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state and local withholding tax requirements with respect to amounts paid under the Plan, and the Company may defer payment until such requirements are satisfied.

9.4 Indemnification. Each person who is or shall have been a member of the Board and all officers and employees of the Company who assist in the administration and operation of the Plan shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be made a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company's approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights or indemnification to which such persons may be entitled under the Company's articles of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

9.5 Creation of Trust. Upon a Change in Control the Company shall establish an irrevocable trust with a bank or trust company, as trustee, and the Participants as beneficiaries, in which neither the Company nor any of their creditors shall have any interest prior to the payment of all benefits payable hereunder, and shall fund such trust with an amount equal to the then remaining


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balance of all amounts, including interest accrued to such date, credited to each Award Pool created prior to such Change in Control. The assets of such trust shall be invested in short-term cash equivalents having ready marketability, including, but not limited to, U.S. Treasury bills, commercial paper, certificates of deposit, and other government and agency obligations. Following a Change in Control, all payments from the Plan with respect to an Award Pool created prior to such Change in Control shall be paid from the trust; provided, however, if the trust fails to make such payments the obligation to do so remains an obligation of the Company.

9.6 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

9.7 Entire Agreement. This Plan constitutes the entire agreement between the parties hereto. There are no understandings or representations, express or implied, not expressly set forth herein and this Plan shall not be modified, varied or supplemented except by the Board as set out in Section 8 above.


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                                    EXHIBIT A

                                CHANGE IN CONTROL

"Change in Control" takes effect upon the occurrence of any of the following events (each a "Change in Control"): (a) The Existing Shareholders cease to be the "beneficial owners" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of at least 50% in the aggregate of the total voting power of stock of the Company (including specifically General Chemical Industrial Products), whether as a result of issuance of securities of the Company, (including specifically General Chemical Industrial Products), any merger, consolidation, liquidation or dissolution of the Company (including specifically General Chemical Industrial Products), any direct or indirect transfer of securities by parent corporation or otherwise (for purposes of this clause (a) and clause (b) below, the Existing Shareholders shall be deemed to beneficially own any voting stock of a corporation (the "Specified Corporation") held by any other corporation (the "Parent Corporation") so long as the Existing Shareholders beneficially own (as so defined), directly or indirectly, at least 50% in the aggregate, of the voting power of the voting stock of the Parent Corporation);
(b) Any "person" (as such term is used in Section 13 (d) and 14 (d) of the Exchange Act), other than one or more of the Existing Shareholders, is or becomes the beneficial owner (as defined in clause (a) above), directly or indirectly, of more than thirty-five percent (35%) of the total voting power of the stock of the Company (including specifically General Chemical Industrial Products); provided, however, that the Existing Shareholders "beneficially own" (as so defined), directly or indirectly, in the


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aggregate a lesser percentage of the total voting power of stock of the Company
(including specifically General Chemical Industrial Products) than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (including specifically General Chemical Industrial Products) (for the purposes of this clause (b), such other person shall be deemed to beneficially own any voting stock of a Specified Corporation held by a Parent Corporation, if such other person "beneficially owns" (as so defined), directly or indirectly, more than 35% of the voting power of the voting stock of such Parent Corporation and the Existing Shareholders "beneficially own" (as so defined), directly or indirectly, in the aggregate a lesser percentage of the voting power of the voting stock of such Parent Corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such Parent Corporation);
(c) Any period of two (2) consecutive years transpires and individuals who at the beginning of such period constituted the Board of Directors of the Company (including specifically General Chemical Industrial Products) (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company (including specifically General Chemical Industrial Products) was approved by a vote of 66-2/3% of the directors of the Company (including specifically General Chemical Industrial Products) then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company (including specifically General Chemical Industrial Products) then in office; or
(d) assets are sold to other than an Existing Shareholder, or a company controlled by an Existing Shareholder and the value of which totals more than 50% of the then asset value of General Chemical Industrial Products.


                                       II